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                                                                    Exhibit 99.1

                            CANAAN ENERGY CORPORATION
                         ADOPTS SHAREHOLDER RIGHTS PLAN

     March 14, 2002 -- Canaan Energy Corporation today announced that on March 13, 2002 its Board of Directors adopted a Shareholder Rights Plan. Under the Plan, preferred stock purchase rights will be distributed to Canaan Energy Corporation Shareholders of record as of the close of business on March 25, 2002.

     The Company recently announced that it has received a proposal by Chesapeake Energy Corporation to make a tender offer for Canaan's common stock. The Shareholder Rights Plan was under consideration by the Board of Directors well before the announcement of the proposed tender offer by Chesapeake. If the tender offer is commenced, shareholders should read the Company's solicitation/recommendation statement when it becomes available because it will contain important information about the tender offer. Shareholders will be able to obtain the Company's solicitation/recommendation statement (when available) and a summary of the Shareholder Rights Plan for free from the U.S. Securities and Exchange Commission's website, www.sec.gov, and from the Company, upon
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request.

     The Rights Plan is designed to assure that all of Canaan's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to deter potential

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abusive tactics to gain control of the Company without paying a fair price to all shareholders of the Company. The Rights are intended to enable all Canaan shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

     The Rights generally will be exercisable only if a person or group acquires 15% or more of the Company's common stock or commences a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. The Rights will expire on March 12, 2012.

     Canaan Energy Corporation is an independent oil and gas exploration and production company headquartered in Oklahoma City, Oklahoma. Canaan trades on the NASDAQ National Market System under the symbol KNAN.

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